                                                                  EXECUTION COPY


                             MASTER EXPORT CONTRACT


                                 by and between


                      PETROLEO BRASILEIRO S.A. - PETROBRAS


                                       and


                             PETROBRAS FINANCE LTD.


                          Dated as of December 21, 2001

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS; CONSTRUCTION.........................................................   1
         1.01   Definitions.................................................................   1
         1.02   Construction................................................................  12

ARTICLE II SALE, PURCHASE AND DELIVERY......................................................  13
         2.01   Sale and Purchase...........................................................  13
         2.02   Delivery....................................................................  14
         2.03   Indemnification.............................................................  15
         2.04   Quality.....................................................................  16
         2.05   Quantity....................................................................  16
         2.06   Other Petroleum Products....................................................  16
         2.07   Taxes.......................................................................  17

ARTICLE III TERM............................................................................  17
         3.01   Term........................................................................  17

ARTICLE IV REPRESENTATIONS AND WARRANTIES...................................................  17
         4.01   Representations and Warranties of Petrobras.................................  17

ARTICLE V AFFIRMATIVE COVENANTS.............................................................  21
         5.01   Affirmative Covenants of Petrobras..........................................  21

ARTICLE VI NEGATIVE COVENANTS...............................................................  25
         6.01   Negative Covenants of Petrobras.............................................  25

ARTICLE VII TERMINATION.....................................................................  27
         7.01   Termination.................................................................  27

ARTICLE VIII NON-PERFORMANCE................................................................  27
         8.01   No Excuse for Nonperformance................................................  27

ARTICLE IX GENERAL PROVISIONS...............................................................  27
         9.01   Reimbursement...............................................................  27
         9.02   Rights Confined to Parties; Third Party Beneficiaries.......................  27
         9.03   Amendment or Waiver: Remedies Cumulative....................................  28
         9.04   Binding Upon Assigns........................................................  28
         9.05   Waiver of Immunity; Submission to Jurisdiction; Agent.......................  28
         9.06   Notices.....................................................................  29
         9.07   Severability................................................................  31
         9.08   Governing Law...............................................................  31
         9.09   Use of English Language.....................................................  31
         9.10   Judgment Currency...........................................................  31
         9.11   Counterparts................................................................  32
         9.12   Survival of Representations and Warranties..................................  32
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                                      -i-

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
         9.13   Payments....................................................................  32
         9.14   No Petition.................................................................  32
         9.15   Limited Recourse............................................................  32

ANNEX A   - Definition of Bunker Fuel

ANNEX B   - Definition of Fuel Oil

         MASTER EXPORT CONTRACT dated as of December 21, 2001 (this "Agreement"), between PETROLEO BRASILEIRO S.A. - PETROBRAS, a mixed capital company (sociedade anonima de economia mista) organized and existing under the laws of Brazil ("Petrobras"), and PETROBRAS FINANCE LTD., an exempted company incorporated with limited liability and organized and existing under the laws of the Cayman Islands ("Petrobras Finance"). Unless the context otherwise requires, all defined terms used herein shall have the meaning given thereto in Article I.

                                R E C I T A L S:

         WHEREAS, Petrobras exports for sale Eligible Products in the ordinary course of its business and intends to sell certain Eligible Products to Petrobras Finance, an indirect and wholly owned subsidiary of Petrobras, pursuant to the terms and conditions set forth in this Agreement;

         WHEREAS, on the Closing Date, U.S. Bank, National Association, Cayman Islands Branch, as Trustee of the PF Export Receivables Master Trust (the "Trust") on behalf of the Certificate Holders and Enhancers under the Trust Deed (as defined below) (the "Trustee") intends to issue $750,000,000 aggregate principal amount of Senior Trust Certificates and $150,000,000 aggregate principal amount of Junior Trust Certificates to Petrobras Finance in consideration of the purchase by the Trustee of certain receivables from Petrobras Finance, which receivables are generated from the sale by Petrobras Finance to certain Buyers of Eligible Products received from Petrobras under the Prepayment Agreement and this Agreement;

         WHEREAS, during each Quarterly Delivery Period described below, Petrobras desires to export to Petrobras Finance and Petrobras Finance desires to acquire from Petrobras, Eligible Products having a value at the time of delivery of no less than a specified amount; and

         WHEREAS, the parties hereto have entered into a pre-export financing transaction under the Prepayment Agreement with respect to a certain portion of such Eligible Products to be delivered by Petrobras;

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and promises herein contained and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            DEFINITIONS; CONSTRUCTION

         1.01 Definitions. The following terms shall have the respective meanings hereinafter specified; provided that capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Trust Deed dated December 21, 2001, as amended, supplemented and modified from time to time (the "Trust Deed") by and among the Trustee, the Servicer and Citibank, N.A., as Registrar, Paying Agent, Transfer Agent and Depositary Bank:

         "Accumulation Event" shall have the meaning set forth in Annex A of the Trust Deed.

         "Additional Amounts" shall have the meaning set forth in Annex A of the Trust Deed.

                             Master Export Contract

         "Administrative Services Agreement" shall mean the Administrative Services Agreement dated as of December 21, 2001 between Petrobras Finance and Petrobras.

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" shall mean the power to direct management and policies, whether through the ownership of voting securities, by contract or otherwise.

         "Aggregate Hedged Amount" shall have the meaning set forth in Annex A of the Trust Deed.

         "Applicable Hedge Factor" shall have the meaning set forth in Annex A of the Trust Deed.

         "Applicable Law" shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Authorized Officer" shall mean (a) as to Petrobras, the Person or Persons authorized to act on behalf of Petrobras by its chief executive officer, president, chief operating officer, chief financial officer or any vice president or its board of directors or any other governing body of Petrobras and
(b) as to Petrobras Finance, any director, the president, any vice president or the secretary, in each case having direct responsibility for the administration of the transaction or, in each case, any other officer designated by any such party from time to time in an officer's certificate.

         "Bankruptcy Event" shall mean the occurrence of any of the following events:

                  (a) Any Person or entity (including any receiver, manager, administrator, statutory manager, fiduciary or other similar official) is appointed, or any Person commences any action to appoint any of the same, which action is not acquiesced in or to or is not discharged or stayed within 30 days of its commencement, with respect to any of the whole or any material part of the undertaking, property, assets or revenues of such party (and, in the case of Petrobras, also any Material Subsidiary thereof);

                  (b) Any Person who holds a Lien on any material part of the undertaking, property, assets or revenues of such party (and, in the case of Petrobras, also any Material Subsidiary thereof) shall take any action to enforce such interest, except the Trustee;

                  (c) Such party (and, in the case of Petrobras, also any Material Subsidiary thereof) stops payment of, or is generally unable to pay, its debts as and when they become due or such party (and, in the case of Petrobras, also any Material Subsidiary thereof) ceases or threatens to cease to carry on its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer (or in the case of Petrobras, a Material Subsidiary thereof, whereby the undertaking, business and assets of such Material Subsidiary are transferred

                             Master Export Contract
         to or otherwise vested in Petrobras) or the terms of which shall have been approved by a unanimous vote of the Controlling Party of each Series of the Senior Trust Certificates; or (ii) in respect of Petrobras, a voluntary winding-up, dissolution or liquidation of a Material Subsidiary where there are surplus assets in such Material Subsidiary, and such surplus assets are distributed to such party and/or any such Material Subsidiary thereof;

                  (d) Proceedings are initiated against such party (and, in the case of Petrobras, also any Material Subsidiary thereof) under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect (including a falencia or concordata under Brazilian law), or under any other law for the relief of, or relating to, debtors, and any such proceeding is not dismissed or stayed within 90 days after the initiation of such proceeding, or an administrator, receiver, trustee, intervener or assignee for the benefit of creditors (or other similar official) is appointed to take possession or control of part or all of the undertaking, property, revenues or assets of such party (and, in the case of Petrobras, also any Material Subsidiary thereof);

                  (e) Such party (and, in the case of Petrobras, also any Material Subsidiary thereof) initiates or consents to proceedings relating to it under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into a conveyance, assignment, arrangement or composition with or for the benefit of its creditors, or appoints or applies for the appointment of an administrator, receiver, trustee, intervener or assignee for the benefit of creditors (or other similar official) to take possession or control of the whole or any material part of its undertaking, property, revenues or assets, or takes any proceeding under any law for a readjustment or deferment of its indebtedness or any part of it; or

                  (f) Either (i) an order is made or an effective resolution passed for the winding-up, dissolution or liquidation of such party (and, in the case of Petrobras, also any Material Subsidiary thereof), including a judicial order declaring or granting a falencia or concordata under Brazilian law or (ii) such party (and, in the case of Petrobras, also any Material Subsidiary thereof), ceases or threatens to cease to carry on all or a material part of its businesses or operations (other than, in the case of both (i) and (ii) in the circumstances referred to as exceptions in paragraph (c) above).

         "Barrel" shall mean barrels of crude oil or Eligible Products, as the case may be.

         "BL Date" means, for a cargo of the Eligible Products, the date of issue of the bill of lading for that cargo.

         "Brazil" shall mean the Federative Republic of Brazil.

         "Bunker Fuel" shall have the meaning set forth in Annex A hereto.

         "Business Day" means a day on which banking institutions in New York, New York or Rio de Janeiro, Brazil, as applicable, are required or authorized by law or regulation to remain closed.

                             Master Export Contract

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                                      -4-

     "Buyers" shall mean Specified Buyers and other buyers of Eligible Products from Petrobras Finance or the U.S. Seller.

     "Cayman Islands" shall mean the British Dependent Territory of the Cayman Islands.

     "Closing Date" shall have the meaning set forth in Annex A of the Trust
Deed.

     "Commercial Contracts" shall mean, collectively, the Receivables Purchase Agreement, the Prepayment Agreement, this Agreement, the Offtake Contract, the Product Sale Agreement, the Administrative Services Agreement, the Servicing Agreement and the Notice and Consents (including any Trustee notices delivered to the Specified Buyers in connection with such Notice and Consents).

     "Controlling Party" shall have the meaning set forth in Annex A of the Trust Deed.

     "Delivery and Sales Agent" shall mean Petrobras, in its capacity as delivery and sales agent under the Administrative Services Agreement.

     "Delivery Date" has the meaning specified in Section 2.02(c).

     "Delivery Point" shall have the meaning set forth in Section 2.02(b).

     "Depositary Agreement" shall have the meaning set forth in Annex A of the Trust Deed.

     "Dollars" or "$" shall mean the lawful currency of the United States.

     "Eligible Products" shall mean Heavy Fuel Oil and, in certain circumstances and subject to certain limitations set forth in Section 2.06, other oil products, including gasoline and crude oil. No Sale of such other oil products shall be deemed to be made to Specified Buyers until the Notice and Consent to which the relevant Specified Buyer is a party has been executed or amended to include such other oil products as Eligible Products thereunder.

     "Enhancers" shall have the meaning set forth in Annex A of the Trust Deed.

     "Environmental Laws" shall mean all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, including any of the foregoing in any foreign jurisdiction, relating in any manner to contamination, pollution or protection of human health or the environment.

     "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934.

     "Final Scheduled Principal Payment Date" shall have the meaning assigned to such term in Annex A of the Trust Deed.

     "Financial Guaranty Insurance Policy" shall mean any insurance policy providing a full financial guarantee of one or more Series of the Senior Trust Certificates.

     "Fuel Oil" shall have the meaning set forth in Annex B.

                             Master Export Contract

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                                      -5-

     "Full Petrobras Compliance Date" has the meaning assigned to such term in
Section 3.01.

     "Governmental Authority" shall mean any regulatory, administrative or other legal body, any court, tribunal or authority or any public legal entity or public agency of the Cayman Islands, Brazil, the United States or any other jurisdictions whether created by federal, provincial or local government, or any other legal entity now existing or hereafter created, or now or hereafter controlled, directly or indirectly, by any public legal entity or public agency of the foregoing.

     "Guaranty Premiums" has the meaning assigned to such term in Annex A of the Trust Deed.

     "Heavy Fuel Oil" shall mean, collectively, Bunker Fuel and Fuel Oil.

     "Indemnified Taxes" shall mean all shortfalls, costs, expenses, liabilities, obligations, losses, damages, penalties, actions, suits or claims which may be imposed upon, incurred or suffered by Petrobras Finance, the Trust, the Trustee or any Enhancer as a result of entering into the transactions contemplated by the Transaction Documents or performing their various obligations and enforcing their various rights thereunder, in each case, in respect of any present or future Taxes assessed against Petrobras Finance, the Trust, the Trustee or any Enhancer including, in the case of the Trust and Petrobras Finance only, income Taxes and branch profits Taxes.

     "Investment Grade Rating" shall have the meaning set forth in Annex A of the Trust Deed.

     "Junior Trust Certificates" shall mean the junior trust certificates representing the junior subordinated beneficial interests in the property of the Trust that are issued from time to time pursuant to the Trust Deed.

     "Letter of Indemnity" means a letter of indemnity in a form generally accepted by commercial market participants in the market of the Eligible Products.

     "Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge or any similar agreement of any kind (including any agreement to give any of the foregoing or any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material Adverse Effect" shall mean any event, circumstance, occurrence or condition which has caused, as of any date of determination, a material and adverse effect on (a) the business, assets or financial condition of the Trustee, Petrobras Finance, the U.S. Seller, the Servicer or Petrobras, as the case may be, (b) the ability of the Trustee, Petrobras Finance, the U.S. Seller, the Servicer or Petrobras, as the case may be, to perform its material obligations under the Transaction Documents to which such Person is a party, (c) the validity or enforceability of any of the Transaction Documents or the ability of the Senior Certificate Holders, the Enhancers, the Trustee or Petrobras Finance to enforce any of their rights or remedies thereunder, (d) the validity, priority or enforceability of the interests created or

                             Master Export Contract

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                                      -6-

purportedly created pursuant to the Senior Trust Certificate Documents or (e) the Generation or collectibility of the Purchased Receivables, taken as a whole.

     "Material Subsidiary" shall mean a subsidiary of Petrobras with total assets of more than $100,000,000 (or its equivalent in another currency) as reflected in the most recent consolidated financial statements of Petrobras.

     "Maximum Scheduled Senior Payment Amount" shall mean, as determined on any Payment Date, the highest aggregate amount scheduled to be paid by the Trustee in any Quarterly Delivery Period during the remaining term of any Series of Senior Trust Certificates at the time outstanding, in respect of: (a) interest on, and principal of, the Senior Trust Certificates (and any Additional Amounts payable in respect of Taxes imposed on the payment thereof under applicable law in effect at any date of determination); provided, however, that for any Series of Senior Trust Certificates subject to a floating rate of interest, for the purposes of this definition, the interest scheduled to be paid by the Trustee in any such period shall be deemed to be the higher of (i) the maximum rate of interest payable on such Series (to the extent such Series is subject to a maximum cap on such rate of interest), (ii) the actual rate of interest payable on such Series and (iii) 15% per annum; (b) Guaranty Premiums; and (c) scheduled administrative fees and expenses payable by the Trustee in such Quarterly Delivery Period.

     "Net Invoice Amount" shall have the meaning set forth in the Receivables Purchase Agreement.

     "Notice and Consent" shall mean, with respect to each Specified Buyer, the Notice and Consent among such Specified Buyer and Petrobras, Petrobras Finance and the U.S. Seller, as applicable, and the Trustee, in substantially the form of Exhibit A to the Receivables Purchase Agreement.

     "Offering Memorandum" shall mean the Offering Memorandum dated December 7, 2001 relating to the offering of the U.S.$750,000,000 Senior Trust Certificates by Petrobras Finance.

     "Offtake Contract" shall mean the agreement dated as of December 21, 2001 between Petrobras Finance and the Offtaker and, in respect of any additional issuances of Series of Senior Trust Certificates, any other offtake agreement pursuant to which, in each case, Petrobras Finance will agree to Sell and the Offtaker will agree to buy, Eligible Products, and, if applicable, any hedging arrangements entered into in connection with such other offtake agreement (whether or not such hedging arrangements are contained in such offtake agreement); provided, however, that if a hedging arrangement is in a form other than an offtake agreement, it must be in form and substance satisfactory to the Enhancers.

     "Offtaker" shall mean Citibank, N.A. and any other offtaker that enters into an Offtake Contract, which offtaker (including any counterparty entering into hedging arrangements with respect to an Offtake Contract) is rated at least A2 by Moody's and is rated at least A by S&P.

     "PAI" shall mean Petrobras America, Inc., a subsidiary of Petrobras that is 99.99% indirectly owned by Petrobras and is formed under the laws of the State of Delaware.

                             Master Export Contract

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                                      -7-

     "Payment Date" shall mean, with respect to each Series of Senior Trust Certificates, each March 1, June 1, September 1 and December 1, and with respect to the payment of principal of, and the payment of interest on, the Senior Trust Certificates, beginning on the respective dates set forth on each Senior Trust Certificate of such Series.

     "Performance Guaranty" shall mean the guaranty by Petrobras of the performance obligations of Petrobras Finance and PIFCo under the Transaction Documents.

     "Person" (whether or not capitalized) shall mean an individual, partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     "Petrobras" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Petrobras Default" shall have the meaning set forth in the Prepayment Agreement.

     "Petrobras Finance" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Petrobras Permitted Lien" means a:

          (a) Lien granted in respect of indebtedness owed to the Federal Government of Brazil, Banco Nacional de Desenvolvimento Economico e Social or any official government agency or department of Brazil or of any state or region thereof;

          (b) Lien arising by operation of law, such as merchants', maritime or other similar liens arising in Petrobras' ordinary course of business or that of any subsidiary or a Lien in respect of Taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

          (c) Lien arising from Petrobras' obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with Petrobras' past practice;

          (d) Lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which such indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

          (e) Lien granted upon or with respect to any assets hereafter acquired by Petrobras or any subsidiary to secure the acquisition costs of such assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets; provided, however, that the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of such assets;

                             Master Export Contract

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                                      -8-

          (f) Lien granted in connection with the indebtedness of a wholly-owned subsidiary owing to Petrobras or another wholly-owned subsidiary;

          (g) Lien existing on any asset or on any stock of any subsidiary prior to the acquisition thereof by Petrobras or any subsidiary; provided, however, that such Lien is not created in anticipation of such acquisition;

          (h) Lien over any Qualifying Asset relating to a project financed by, and securing indebtedness incurred in connection with, the Project Financing of such project by Petrobras, any of Petrobras' subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

          (i) Lien existing as of the date of the Trust Deed;

          (j) Lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by a Lien referred to in paragraphs (a) through (i) above (but not paragraph (d)), provided that such Lien does not extend to any other property, the principal amount of the indebtedness secured by such Lien is not increased, and in the case of paragraphs (a), (b), (c) and
     (f), the obligees meet the requirements of such paragraph and in the case of paragraph (h), the indebtedness is incurred in connection with a Project Financing by Petrobras, any of Petrobras' subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest; or

          (k) Lien in respect of indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as Petrobras Permitted Liens pursuant to another part of this definition of Petrobras Permitted Liens, does not exceed 5% of Petrobras' consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which Petrobras' balance sheet is prepared and published in accordance with applicable law.

     "PIFCo" shall mean Petrobras International Finance Company, a company incorporated and existing under the law of the Cayman Islands and a wholly-owned subsidiary of Petrobras.

     "Prepaid Oil Products" shall mean the volume of Eligible Products that Petrobras is required to deliver to Petrobras Finance in scheduled quarterly installments set forth in Column (E) of Exhibit A to the Prepayment Agreement.

     "Prepayment Agreement" shall mean the Prepayment Agreement dated as of December 21, 2001 between Petrobras Finance and Petrobras pursuant to which Petrobras Finance agrees, among other things, to sell to Petrobras Finance the Prepaid Oil Products.

     "Prepayment Amount" shall have the meaning set forth in the Prepayment Agreement.

     "Process Agent" shall have the meaning set forth in Section 10.05(c).

                             Master Export Contract

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                                      -9-

         "Product Sale Agreement" shall mean the Product Sale Agreement dated as of December 21, 2001, between Petrobras Finance and the U.S. Seller, pursuant to which, among other things, the U.S. Seller may from time to time purchase from Petrobras Finance Eligible Products intended for resale to Buyers primarily in the United States.

         "Project Financing" shall mean, with respect to any project, the incurrence of indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more Qualifying Assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such indebtedness.

         "Purchased Receivables Account" shall have the meaning set forth in Annex A of the Trust Deed.

         "Qualifying Asset" shall mean, in relation to any project:

                  (a) any concession, authorization or other legal right granted by any governmental authority to Petrobras or any of Petrobras' subsidiaries, or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

                  (b) any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

                  (c) any revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the Project Financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

                  (d) any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the Project Financing required, as a condition therefor, recourse as security in addition to that produced or processed by such project; and

                  (e) any shares or other ownership interest in, and any subordinated debt rights owing to Petrobras by, a special purpose company formed solely for the development of a

                             Master Export Contract

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                                      -10-

         project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

         "Quarterly Delivery Period" shall mean (a) the period commencing on the Closing Date and ending on the date immediately preceding the first Payment Date and thereafter, (b) each period commencing on a Payment Date and ending on the date immediately preceding the next following Payment Date.

         "Quarterly Delivery Requirement" shall mean for any Quarterly Delivery Period, Petrobras' obligation under the Prepayment Agreement to deliver the Prepaid Oil Products scheduled in such Quarterly Delivery Period as specified in Column (E) of Exhibit A to the Prepayment Agreement.

         "Quarterly Export Requirement" shall mean Petrobras' obligation under this Agreement to export to Petrobras Finance in each Quarterly Delivery Period, an amount of Eligible Products that satisfies each of the following requirements: (a) such amount includes at least 80% of the total volume of Heavy Fuel Oil exported by Petrobras during such Quarterly Delivery Period and (b) such amount has a minimum aggregate value (based upon the Net Invoice Amount at which such Eligible Products are actually Sold by Petrobras Finance) equal to, at least, the Maximum Scheduled Senior Payment Amount multiplied by the Required Senior Coverage Ratio.

         "Rating Affirmation" shall mean, with respect to any outstanding Series of Senior Trust Certificates, a confirmation in writing from each of the Rating Agencies of its rating at a level at least equal to the then current rating of the Senior Trust Certificates of such Series (or in the case of any Series insured by a Financial Guaranty Insurance Policy, its rating without giving effect to such policy) and in any event, at a level at least equal to an Investment Grade Rating.

         "Rating Agencies" shall mean, with respect to any Series of Senior Trust Certificates, the rating agencies which have rated such Series of Senior Trust Certificates at the request of Petrobras.

         "Receivables Purchase Agreement" shall mean the Receivables Purchase Agreement dated December 21, 2001 between the Trustee, Petrobras and Petrobras Finance.

         "Required Documents" has the meaning specified in Section 2.02(d) hereof.

         "Required Senior Coverage Ratio" shall mean, as at any calculation date, the ratio of (a) the Applicable Hedge Factor at such calculation date to
(b) one (1).

         "RPA Termination Price" has the meaning ascribed to such term in
Section 1.01 of the Receivables Purchase Agreement.

         "Rule 144A" shall mean Rule 144A under the Securities Act.

         "Sale" shall mean the absolute and unconditional sale, assignment, transfer or disposition (and not by way of charge or security), and "Sell" and "Sold" shall have correlative meanings and, when used with respect to Receivables, shall have the meaning assigned to such term in Section 1.01 of the Receivables Purchase Agreement.

                             Master Export Contract

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" shall mean the U.S. Securities Act of 1933.

         "Senior Certificate Holders" shall mean the holders of the Senior Trust Certificates.

         "Senior Trust Certificate Documents" shall mean, collectively, the Senior Trust Certificates, the Trust Deed, the Trust Administration Agreement (as defined in the Trust Deed), the Purchase Agreement (as defined in the Trust
Deed), the Financial Guaranty Insurance Policies, the Insurance and Reimbursement Agreements (as defined in the Trust Deed), the Indemnification Agreements (as defined in the Trust Deed), the Depositary Agreement, the U.S. Seller Account Agreement, the Notice and Consents and other related documents.

         "Senior Trust Certificates" shall mean the senior trust certificates representing senior beneficial interests in the property of the Trust that are issued from time to time pursuant to the Trust Deed.

         "Servicer" shall mean PIFCo, in such capacity under the Servicing Agreement.

         "Servicing Agreement" shall mean the agreement dated as of December 21, 2001 among PIFCo, the Trustee, Petrobras and Petrobras Finance pursuant to which PIFCo will agree, among other things, to service, manage, administer and collect the Receivables (as defined under the Servicing Agreement) for the benefit of the Trustee and Petrobras Finance.

         "Specified Buyers" shall mean, pursuant to the Receivables Purchase Agreement, at any time, the Offtaker, the U.S. Seller and other Buyers of Eligible Products that have entered, or will, from time to time, enter, into Notice and Consents and which Notice and Consents have not been terminated or revoked. No Buyer shall be considered a Specified Buyer for purposes of the Transaction Documents unless the Notice and Consent to which it is a party (a) is valid, binding and enforceable against it in the jurisdiction in which its principal place of business is located and (b) does not contravene or violate in any material respect any law, rule or regulation of such jurisdiction applicable to it.

         "Tax" or "Taxes" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) of any nature imposed by the United States, the Cayman Islands or Brazil or any jurisdiction from or through which payment is made, or any political subdivision of such jurisdiction.

         "Termination Payment" shall mean a payment equal to (a) the aggregate value of Prepaid Oil Products under the Prepayment Agreement which have not theretofore been delivered to Petrobras Finance (i) set forth in Column (C) of Exhibit A to the Prepayment Agreement and (ii) set forth in Column (D) of Exhibit A to the Prepayment Agreement through the last day of the Quarterly Delivery Period in which such Termination Payment is made, and (b) any indemnity or other amounts then due and payable by Petrobras to Petrobras Finance under this Agreement and the Prepayment Agreement and (without duplication) by Petrobras to the Trustee in respect of the Performance Guaranty of the obligations of PIFCo and Petrobras Finance; provided, that such payment in the aggregate shall not exceed the RPA Termination

                             Master Export Contract

Price to be paid by Petrobras Finance in the event that the Receivables Purchase Agreement becomes subject to termination.

         "Transaction Documents" shall mean, collectively, the Commercial Contracts and the Senior Trust Certificate Documents.

         "Trust" shall mean the PF Export Receivables Master Trust, a trust established and existing under the laws of the Cayman Islands and created by the Trust Deed.

         "Trust Deed" shall mean the Trust Deed dated December 21, 2001 among the Trustee, Citibank, N.A., as Paying Agent, Transfer Agent, Depositary Bank and Registrar and PIFCo, as Servicer, pursuant to which the Trustee may issue Trust Certificates from time to time.

         "Trustee" shall mean U.S. Bank, National Association, Cayman Islands Branch, acting in its capacity as trustee under the Trust Deed.

         "United States" shall mean the United States of America.

         "U.S. GAAP" shall mean generally accepted accounting principles in the United States.

         "U.S. Seller" shall mean initially PAI, and thereafter any trading entity that assumes all of PAI's rights and obligations under (or enters into an agreement with Petrobras Finance on substantially the same terms and conditions
as) the Product Sale Agreement in accordance with, and subject to the conditions set forth in, the Trust Deed, and which entity is (a) a direct or indirect subsidiary of Petrobras that is at least 99% owned by Petrobras, (b) organized and based in the United States and (c) engaged exclusively in the business of marketing and selling petroleum-based products primarily in Brazil, unless each of the Rating Agencies issues a Rating Affirmation and each Enhancer with an outstanding Series of Senior Trust Certificates consents (such consent not to be unreasonably withheld). For purposes of this definition, the terms "Rating Agencies," "Rating Affirmation" and "Enhancer" shall have the meaning given to such terms in the Trust Deed.

         "U.S. Seller Account Agreement" has the meaning ascribed to such term in Annex A to the Trust Deed.

         1.02 Construction.

         (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations made hereunder or in any certificate or other document made or delivered pursuant hereto shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with U.S. GAAP (except as discussed in the notes to such statements) applied on a basis consistent (except for changes concurred in by the independent public accountants of the relevant person; provided that the concurrence of such

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
accountants shall not be required with respect to changes in application reflected in unaudited interim financials) with the most recent audited financial statements of such relevant person.

         (c) The meanings given to terms used herein shall be equally applicable to both the singular and plural forms of such terms.

         (d) The Table of Contents hereto and the Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         (e) Any report, document, officer's certificate or any other instrument delivered hereunder which does not conform to the requirements hereof shall be deemed non-conforming and shall not relieve the person delivering such non-conforming report, document, officer's certificate or instrument from its obligations to deliver a conforming report, document, officer's certificate or instrument.

         (f) References in this Agreement to any statute, law, decree, regulation or other applicable law shall be construed as a reference to such statute, law, decree, regulation or other applicable law as re-enacted, redesignated, amended or extended from time to time, except as otherwise provided in this Agreement.

         (g) References in this Agreement to any Transaction Document or any other document or agreement shall be deemed to include references to such Transaction Document or such other document or agreement as amended, varied, supplemented or replaced from time to time in accordance with the terms of such Transaction Document, document or agreement and this Agreement and to include any appendices, schedules, exhibits, supplements, clarification letters, side letters and disclosure letters executed in connection therewith.

                                   ARTICLE II

                           SALE, PURCHASE AND DELIVERY

         2.01 Sale and Purchase.

         (a) During the term of this Agreement, and subject to and upon the terms, provisions and conditions contained herein, during each Quarterly Delivery Period Petrobras will export to Petrobras Finance, and Petrobras Finance will purchase, Eligible Products. Such Eligible Products, when taken together with the Eligible Products exported under the Prepayment Agreement, shall, for each Quarterly Delivery Period, be at least equal to the Quarterly Export Requirement for such period. Petrobras also agrees that, during the term of this Agreement, its average daily gross exports to Petrobras Finance of Heavy Fuel Oil for any rolling 12-month period will be equal to at least 70,000 Barrels. The parties agree that in order for Petrobras to satisfy its obligation to deliver the Quarterly Delivery Requirement and the Quarterly Export Requirement (other than the obligation to sell to Petrobras Finance 80% of the total volume of Heavy Fuel Oil exported by Petrobras (as described in clause (a) of the definition of "Quarterly Export Requirement")), Petrobras may deliver other oil products in accordance with and subject to the terms of Section 2.06 below.

                             Master Export Contract

         (b) As payment for the Eligible Products purchased and sold in accordance with this Agreement (but excluding in all events the Eligible Products exported under the Prepayment Agreement, for which the Prepayment Amount has been paid), Petrobras Finance shall pay to Petrobras a price mutually agreed between Petrobras and Petrobras Finance to be generally representative of the market price for Eligible Products of that type but in no event more than the Net Invoice Amount.

         (c) Payment of the price set forth in sub-section (b) above by Petrobras Finance shall be made by wire transfer of immediately available funds to an account specified by Petrobras in writing within the time periods required for such payment by Applicable Law; provided, however, that if at any time Petrobras Finance does not have sufficient funds to pay all or any portion of the price for any Eligible Products purchased hereunder within such time, such unpaid amount shall be deemed to be an advance to Petrobras Finance and shall be repaid by Petrobras Finance as soon as it has funds available therefor and absent the availability of such funds (after payment of any other payment then required to be paid by Petrobras Finance) such unpaid amount shall not be due and payable.

         (d) Without limitation of the foregoing, neither payment of the price set forth in sub-section (b) above nor performance by Petrobras Finance of any other obligation (and whether or not such performance is past due), whether hereunder or otherwise, shall be a condition precedent to Petrobras' obligation to deliver the Eligible Products pursuant to the requirements of this Section 2.01.

         2.02 Delivery.

         (a) Petrobras shall notify Petrobras Finance and the Delivery and Sales Agent of the quantity and Delivery Date for each delivery of Eligible Products sold hereunder and under the Prepayment Agreement in accordance with the delivery terms set forth herein and therein. On or prior to such date, Petrobras Finance or the Delivery and Sales Agent shall notify Petrobras of the Buyer to whom such Eligible Products should be delivered, the applicable Delivery Point and the price as described in Section 2.01(b) for the Sale of such Eligible Products by Petrobras Finance to such Buyer.

         (b) Deliveries of the Eligible Products hereunder during any Quarterly Delivery Period shall be made as follows: Petrobras shall cause, during each Quarterly Delivery Period, all deliveries of the Eligible Products to be made at the applicable Delivery Point on the dates and upon shipping and trade terms and conditions (including, without limitation, any applicable Incoterms) as determined in connection with the actual sale to Buyers by Petrobras Finance, with any transportation costs incurred to such Delivery Point being for the account of Petrobras. Deliveries hereunder shall be made to the Buyers identified by Petrobras Finance or the Delivery and Sales Agent, and each of their respective assignees. The "Delivery Point" shall mean the terminal, pipeline or other facility at which the relevant shipment of Eligible Products is to be loaded on behalf of Petrobras Finance, as identified by Petrobras Finance or the Delivery and Sales Agent.

         (c) Title to, and all risk of loss, damage, contamination, deterioration and evaporation of or by the Eligible Products delivered hereunder shall remain with Petrobras until the relevant

                             Master Export Contract
shipment of Eligible Products is delivered to the relevant Buyer of such shipment on behalf of Petrobras Finance (the "Delivery Date"), at which time such title and risk of loss shall pass to Petrobras Finance and simultaneously to such Buyer.

         (d) The parties agree to comply with the conditions of sale (including, without limitation, those relating to measurement, sampling, presentation of date range, nomination of vessels, berthing, loading and damages for delay) that are generally observed by the Eligible Products market participants at and immediately prior to the Delivery Date to the extent that such conditions of sale are not inconsistent with the terms of this Agreement. Without limitation of the foregoing, for each delivery of the Eligible Products made hereunder and under the Prepayment Agreement, Petrobras shall promptly provide the Buyers, on behalf of Petrobras Finance, with originals of each of the following documents relating to the Eligible Products to be delivered on the Delivery Date: (i) for shipments of all Eligible Products other than Bunker Fuel, (A) the duly endorsed clean bills of lading, (B) Initial Invoices (as defined in the Receivables Purchase Agreement), (C) certificates of origin and
(D) such other documents as are necessary or customary in similar transactions and (ii) for shipments of Bunker Fuel, (A) confirmations of sale, (B) bunker delivery receipts, (C) Initial Invoices (as defined in the Receivables Purchase Agreement) and (D) such other documents as are necessary or customary in similar transactions (the documents referred to in sub-sections (i) and (ii), collectively, the "Required Documents"). In addition to providing the Required Documents, upon request from Petrobras Finance or the Delivery and Sales Agent, Petrobras shall provide Petrobras Finance or the Delivery and Sales Agent, as the case may be, with a certificate of quality and quantity and inspection reports as promptly as practicable. It is understood and agreed that with respect to any delivery of the Eligible Products made by Petrobras hereunder, Petrobras shall, by not later than the 15th day following the BL Date of a delivery of such Eligible Products, provide to the Buyers on behalf of Petrobras Finance with either the Required Documents relating to such Eligible Products or a Letter of Indemnity covering such Required Documents. Such Letter of Indemnity shall be deemed to be a Required Document; provided, however, that the delivery of such Letter of Indemnity shall not relieve Petrobras of its obligation to deliver any other Required Documents relating to the Eligible Products as promptly as practicable. Each delivery of the Eligible Products by Petrobras pursuant to the terms of this Agreement shall not be deemed to be complete until such time as Buyer shall have received from Petrobras the Required Documents or Letter of Indemnity relating to the Barrels constituting such delivery.

         (e) All Eligible Products to be delivered by Petrobras under the Prepayment Agreement shall be delivered in accordance with the terms and conditions set forth in this Section 2.02.

         (f) Petrobras shall concurrently provide the Servicer and the Trustee with a copy of each Initial Invoice provided to any Buyer under Section 2.02(d).

         2.03 Indemnification.

         (a) Petrobras hereby agrees to indemnify Petrobras Finance and its Affiliates, their respective officers, directors, employees, agents and representatives and save each of them harmless from all suits, actions, debts, accounts, direct damages, costs, losses and expenses in any way arising from or out of the transactions contemplated by the Transaction Documents,

                             Master Export Contract
including, without limitation, (i) any negligence or willful misconduct of Petrobras, (ii) breach by Petrobras of any of its respective representations and warranties contained in Article IV hereof or in the Prepayment Agreement, (iii) claims for payment (whether in cash or kind) by any and all third parties in respect of royalties, gross severance Taxes, petroleum excise Taxes or any other Tax whatsoever, license fees or charges which may be levied or assessed or are otherwise applicable upon the distribution, sale and transportation of any Eligible Products delivered hereunder or under the Prepayment Agreement prior to its export to or as directed by or on behalf of Petrobras Finance (which, for purposes of this Section 2.03, shall be deemed to occur upon passage of title thereto), (iv) claims for payment by any and all third parties who purport to be entitled to receive any portion of the proceeds from, or any payment relating to, the sale of the Eligible Products to Petrobras Finance under this Agreement and the Prepayment Agreement, or (v) amounts payable by Petrobras Finance in respect of any indemnification provided to other Persons in connection with the transactions contemplated by the Transaction Documents.

         (b) Petrobras hereby also agrees to indemnify Petrobras Finance and save it harmless from all expenses arising from or out of any export, income, withholding Taxes or any other Tax which may be levied and assessed upon Petrobras Finance, its employees or its agents, in respect of any delivery or sale of the Eligible Products to Petrobras Finance hereunder and under the Prepayment Agreement or the resale of such Eligible Products by Petrobras Finance at the Delivery Point.

         (c) Petrobras will pay any such expenses or indemnified amounts described in either of clause (a) or (b) above directly to, or to the order of, Petrobras Finance in immediately available funds upon the written request therefor including reasonable detail as to the expenses to be covered.

         2.04 Quality. The Eligible Products delivered hereunder shall at the time each delivery is made be of a quality consistent with the Eligible Products then being delivered by Petrobras for its own account to Persons unaffiliated to it. If there are no Persons unaffiliated to Petrobras at such time, then Eligible Products delivered hereunder shall at the time of such delivery be of a quality consistent with the most recently delivered Eligible Products to Persons unaffiliated to it. Any Eligible Products delivered under this Agreement shall be of Readily Marketable Quality (as defined in Section 2.03 of the Offtake Contract).

         2.05 Quantity. The number of Barrels of the Eligible Products required to be delivered in fulfillment of the Quarterly Export Requirement shall be, without limitation of any other provision of this Agreement, equal to the number of Barrels, at the respective price, necessary to satisfy the Quarterly Export Requirement.

         2.06 Other Petroleum Products. Petrobras may satisfy its obligation to deliver the Quarterly Delivery Requirement and the Quarterly Export Requirement (other than the obligation to sell to Petrobras Finance 80% of the total volume of Heavy Fuel Oil exported by Petrobras (as described in clause (a) of the definition of "Quarterly Export Requirement")) with the delivery of oil products other than Heavy Fuel Oil, including gasoline and crude oil, provided that (a) such other oil products may be used for such purpose in not more than any two Quarterly Delivery Periods during any consecutive eight Quarterly Delivery Periods and when used in any

                             Master Export Contract
such Quarterly Delivery Period, such other oil products may not have an aggregate value exceeding 25% of the requirement set forth in clause (b) of the definition of "Quarterly Export Requirement" for such Quarterly Delivery Period,
(b) no such other oil products shall be deemed to be "Eligible Products" until Petrobras provides 5 days' prior written notice to Petrobras Finance and the Trustee (with a copy to the Servicer), which notice shall specify the type and quantity of such other oil products to be deemed Eligible Products, (c) no Sale of such other oil products shall be deemed to be made to Specified Buyers until the Notice and Consent to which the relevant Specified Buyer is a party has been executed or amended to include such other oil products as Eligible Products thereunder. Upon receipt of the notice referred to in (b) above, the Trustee shall promptly take all action reasonably required to obtain from the relevant Specified Buyers the amendments or execution of the Notice and Consents referred to in (c) above. The parties agree that sub-section (a) above shall not be applicable to the extent that a Rating Affirmation is obtained in respect of the sale by Petrobras of a greater amount of such other oil products in satisfaction of clause (b) of the Quarterly Export Requirement for any Quarterly Delivery Period.

         2.07 Taxes. Petrobras agrees to indemnify Petrobras Finance against all shortfalls, costs, expenses, liabilities, obligations, losses, damages, penalties, actions, suits or claims which may be imposed upon, incurred or suffered by Petrobras Finance in respect of any present or future Taxes of any nature (including, without limitation, Taxes imposed on the income of Petrobras Finance by the jurisdiction under which Petrobras Finance is incorporated and branch profits Taxes) assessed against Petrobras Finance by Brazil, the Cayman Islands, the United States or any other jurisdiction.

                                  ARTICLE III

                                      TERM

         3.01 Term. The term hereof shall commence as of the date of this Agreement and shall expire at the later to occur of (a) such time at which all deliveries of Eligible Products required to be made by Petrobras under the Prepayment Agreement have been made by or on behalf of Petrobras (the "Full Petrobras Compliance Date"), (b) such time at which all payments have been received by Petrobras for all deliveries of the Eligible Products made hereunder and (c) Petrobras Finance no longer has any obligation to designate Receivables as Purchased Receivables under the Receivables Purchase Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Petrobras. Petrobras hereby represents and warrants as of the Closing Date to Petrobras Finance as follows:

              (a) Organization. Petrobras is a mixed capital company
         (sociedade anonima de economia mista) duly organized, validly existing and in good standing under the laws of Brazil and has all requisite corporate power and authority to conduct its business, to

                             Master Export Contract
         own its properties, and to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

                  (b) Power and Authority. The execution, delivery and performance by Petrobras of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, are within the corporate power and authority of Petrobras and have been duly authorized by all necessary corporate action.

                  (c) Compliance with Laws. Neither the execution, delivery and performance by Petrobras of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated thereby (i) does or shall violate any provision of Petrobras' incorporation documents or any provision of any existing law or regulation or order or judgment of any court to the extent applicable to Petrobras, (ii) other than as contemplated in the Transaction Documents, does or shall result in or require the creation or imposition of any Lien on any properties, assets or revenues of Petrobras or (iii) does not and shall not conflict with or violate any material indenture, agreement or instrument to which Petrobras is a party or by which it is bound.

                  (d) Consent, Approvals. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority or any other Person to the extent applicable to Petrobras is required (i) for the due authorization, execution, delivery or performance by Petrobras of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, (ii) for performance by Petrobras of its obligations under this Agreement or under any other Transaction Documents to which it is a party or (iii) for the validity and enforceability of this Agreement or other Transaction Documents to which it is a party, except (A) those governmental approvals which have been obtained and which remain in full force and effect (i.e. (1) the registration of financial operations (Registro de Operacoes Financeiras or "ROF") granted by the Central Bank in connection with the prepayment transaction contemplated in the Prepayment Agreement, (2) the Brazilian National Treasury Secretary manifestation and corresponding registration ("credenciamento") with the Central Bank in connection with the prepayment transaction contemplated in the Prepayment Agreement and (3) the customary export registration with the Brazilian electronic system of foreign trade (the "SISCOMEX")), (B) customary export licenses within SISCOMEX to be obtained prior to each individual export of goods, (C) registration with and authorization of the Central Bank for Petrobras' payment obligations in U.S. Dollars under the Transaction Documents not covered by the ROF and (D) those governmental approvals which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

                  (e) Execution and Delivery. Each of this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Petrobras and is the legal, valid and binding obligation of Petrobras enforceable against Petrobras in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws

                             Master Export Contract
         affecting the rights of creditors generally and by general equitable principles of law (whether enforcement is sought by proceedings in equity or at law).

                  (f) Governmental Authority. Petrobras has all governmental approvals required to carry on its respective businesses as now conducted, except where the failure to have such governmental approvals could not reasonably be expected to have a Material Adverse Effect.

                  (g) Environmental Matters. Except as otherwise set forth in the Offering Memorandum, Petrobras and its Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required of them under the applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) Litigation. Other than as disclosed in the Offering Memorandum, there is no action, suit or proceeding pending against it, or to the knowledge of Petrobras threatened against or affecting Petrobras, before any governmental authority which if determined adversely to Petrobras could reasonably be expected to have a Material Adverse Effect.

                  (i) Claims. There is no Tax, labor or other claim pending against or, to the knowledge of Petrobras, threatened against or affecting Petrobras, which if determined adversely to Petrobras could reasonably be expected to have a Material Adverse Effect on Petrobras.

                  (j) Payment of Taxes. Each of Petrobras and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of Petrobras, are required to be filed, and has paid all Taxes shown to be due and payable on said returns or on any assessments made against such Person or any of its respective properties and all other Taxes, assessments, fees or other charges imposed on such Person or any of its respective properties by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of such Person); and no material tax Liens or material Liens with respect to any assessments, fees or other charges have been filed and to the knowledge of such Person, no claims are being asserted with respect to any such Taxes, assessments, fees or other charges.

                  (k) Compliance. Petrobras is in compliance in all material respects with this Agreement and the other Transaction Documents to which it is a party.

                             Master Export Contract

                  (l) Liens. There are no Liens affecting the rights of Petrobras under this Agreement or the Prepayment Agreement.

                  (m) Ownership of Eligible Products. The Eligible Products to be delivered by Petrobras pursuant to this Agreement and the Prepayment Agreement shall be delivered, at the moment that title thereto passes to Petrobras Finance, with good and marketable title thereto, free and clear of any Liens, any adverse claims or any interest of any other Person whatsoever, including Taxes and royalties. The Eligible Products to be delivered under this Agreement and the Prepayment Agreement shall have been produced, handled, transported and shall be delivered in all material respects in accordance with all laws, including environmental laws, to the extent applicable to Petrobras.

                  (n) Financial Statements and Reports. (i) The audited statement of financial condition of Petrobras and its consolidated subsidiaries as at December 31, 2000, and the related consolidated statements of income and retained earnings of Petrobras and its consolidated subsidiaries for the year ended December 31, 2000, present fairly, in all material respects, the consolidated financial condition and results of operations of Petrobras and its consolidated subsidiaries as at such date and for such fiscal year; (ii) the unaudited statements of financial condition and results of operations of Petrobras and its consolidated subsidiaries as at June 30, 2001, and the related unaudited consolidated statement of income and retained earnings of Petrobras and its consolidated subsidiaries for the six-month period ended June 30, 2001, reflect only normal recurring adjustments necessary for the fair presentation of the consolidated financial condition and results of operations of Petrobras and its consolidated subsidiaries as at such date and for such period, subject to normal year-end audit adjustments; and (iii) since December 31, 2000, except as otherwise disclosed in the Offering Memorandum, there has been no material adverse change in the condition (financial or otherwise) of Petrobras and its consolidated subsidiaries taken as a whole.

                  (o) No Immunity. Under the laws of Brazil, neither Petrobras nor any of its property has any immunity from jurisdiction of any court from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) other than certain assets subject to a concession granted by a governmental authority in Brazil.

                  (p) Filings. All steps necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Transaction Documents to which Petrobras is a party have been taken and it is not necessary that such documents or any other document be filed or recorded with any court or other authority or that any stamp or similar tax be paid on or in respect of such documents or any other document called for thereunder; provided, however, that for the admission of the Transaction Documents to which it is a party before Brazilian courts and governmental agencies in Brazil, (i) the signatures of the parties thereto signing outside Brazil shall be notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall be authenticated by a consular official of Brazil, (ii) the Transaction Documents to which it is a party shall be registered with the

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                                      -21-

         appropriate Registry of Deeds and Documents in Brazil and (iii) the Transaction Documents shall be translated into the Portuguese language by a sworn translator.

                  (q) No Injunctions. There is no injunction, judgment, writ, restraining order or other order or decree of any nature that adversely affects the performance by Petrobras of this Agreement or any other Transaction Document to which it is a party.

                  (r) Solvency. There is no Bankruptcy Event with respect to Petrobras and Petrobras is not otherwise insolvent as defined under applicable Brazilian bankruptcy, insolvency or similar law.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

         5.01 Affirmative Covenants of Petrobras. For so long as this Agreement shall remain in effect, Petrobras covenants, and shall cause its subsidiaries (including Petrobras Finance and the U.S. Seller) to comply with such covenants, as follows:

                  (a) Performance Obligations under this Agreement and Other Transaction Documents. Petrobras agrees to pay all amounts owed by it and to comply with all of its other obligations under the terms of the Transaction Documents to which it is a party in accordance with the terms thereof.

                  (b) Maintenance of Corporate Existence. Petrobras will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor except as otherwise permitted under Section 6.01(a) and take all reasonable actions to maintain, or cause any of its subsidiaries to maintain, all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided that, this covenant shall not require Petrobras to maintain, or cause any of its subsidiaries to maintain, any such right, privilege, title to property or franchise, or require Petrobras to preserve the corporate existence of any subsidiary, if the board of directors of Petrobras shall determine in good faith that (i) the maintenance or preservation thereof is no longer necessary or desirable in the conduct of the business of Petrobras and that (ii) the failure to do so does not and will not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of the Senior Certificate Holders, Petrobras Finance or the Enhancers.

                  (c) Maintenance of Properties. Petrobras will, and will cause each of its subsidiaries to, maintain and keep in good condition, repair and working order (normal wear and tear excepted) all tangible properties used or useful in the conduct of its or its subsidiaries, businesses, and will, and will cause each of its subsidiaries to, make all necessary repairs, renewals, replacements and improvements thereof, as in the judgment of Petrobras shall be necessary to properly conduct at all times the business carried on in connection therewith; provided, that this covenant shall not require Petrobras to maintain or cause any subsidiary thereof to maintain any such properties if the board of directors

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                                      -22-

     of Petrobras shall determine in good faith that (a) the maintenance or preservation thereof is no longer necessary or desirable in the conduct of the business of Petrobras and (b) the failure to maintain such tangible property does not and will not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of Senior Certificate Holders, Petrobras Finance or the Enhancers.

          (d) Compliance with Laws and Agreements. Petrobras will comply, and will cause its subsidiaries to comply, at all times in all material respects with all applicable laws (including, without limitation, Environmental Laws), rules, regulations, orders and directives of any government or governmental authority or agency having jurisdiction over Petrobras and each subsidiary thereof or their businesses or any of the transactions contemplated thereby. Petrobras will also comply, and will cause its subsidiaries to comply, with all covenants and other obligations contained in any agreements to which they are a party, except where the failure to so comply would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of the Senior Certificate Holders, Petrobras Finance or the Enhancers.

          (e) Maintenance of Approvals. Petrobras will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all approvals, consents or licenses or any Governmental Authority which are necessary under the laws of Brazil, the Cayman Islands or any other jurisdiction having jurisdiction over Petrobras and each subsidiary thereof, businesses or transaction contemplated thereby, as well as of any third-party under any agreement to which Petrobras, or its Subsidiaries, as applicable, may be subject in connection with the execution, delivery and performance of any of the Transaction Documents or the validity or enforceability of any thereof; provided, however, that Petrobras shall be under no obligation to seek prior registration with the Central Bank of the payment obligations contained in the Transaction Documents which are not covered by the Registro de Operacoes Financeiras, and provided, further, that approval for such payment obligations with the Central Bank shall only be required once enforcement thereof is sought by the Trustee.

          (f) Payments of Taxes and Other Claims. Petrobras will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes levied or imposed upon Petrobras or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Petrobras or such subsidiary, as the case may be, provided, however, that neither Petrobras nor any subsidiary will be required to pay or discharge, or cause to be paid or discharged, any such Tax whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings.

          (g) Maintenance of Ownership of the U.S. Seller and Petrobras Finance. Petrobras will retain not less than 51% direct or indirect ownership of the outstanding voting and economic interests in the U.S. Seller and not less than 100% direct or indirect ownership of outstanding voting and economic interests in Petrobras Finance.

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                                      -23-

          (h) Maintenance of Insurance. Petrobras will, and will cause each of its subsidiaries to, keep at all times all of its properties which are of insurable nature insured against loss or damage with insurers believed by Petrobras to be financially sound, in amounts and covering similar risks as are usually insured by similarly situated corporations owning like properties in similar geographic areas in accordance with good business practice.

          (i) Maintenance of Books and Records. Petrobras shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in accordance with U.S. GAAP (in the case of Petrobras) and in the case of its subsidiaries, generally accepted accounting principles in the jurisdictions where each such Person is organized.

          (j) Maintenance of Office or Agency. For so long as any Eligible Product is required to be supplied under this Agreement and the Prepayment Agreement, Petrobras shall maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon Petrobras in respect of the Transaction Documents to which it is a party may be served. Initially this office shall be located at Petrobras' existing principal U.S. office at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. Petrobras agrees not to change the designation of such office to another office or to an agent commonly used for such purpose without prior notice to the Trustee and designation of a replacement office or agency in the City of New York.

          (k) Ranking. Petrobras will ensure at all times that its monetary obligations under this Agreement and each other Transaction Document to which it is a party will constitute the general senior unsecured and unsubordinated obligations of Petrobras and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated indebtedness of Petrobras (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the Transaction Documents to which it is a party.

          (l) Notice of Certain Events. Petrobras will give written notice to Petrobras Finance, each Enhancer and the Trustee (with a copy to the Servicer), as soon as is practicable and in any event within ten days after Petrobras becomes aware, or should have reasonably become aware, of the occurrence of any Petrobras Default, Accumulation Event or Specified Event (each event as defined in the Trust Deed) accompanied by a certificate of an Authorized Officer of Petrobras setting forth the details thereof and stating what action Petrobras proposes to take with respect thereto.

          (m) Provision of Financial Statements and Reports. Petrobras will provide the Trustee and each Enhancer, in English or accompanied by a certified English translation thereof, (i) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP, (ii) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP and (iii) such other financial data as the Trustee may reasonably request. Petrobras will provide, together with each of the

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

                                      -24-

     financial statements delivered hereunder, an officers' certificate stating that a review of Petrobras' activities has been made during the period covered by such financial statements with a view to determining whether Petrobras has kept, observed, performed and fulfilled its covenants and agreements under this Agreement and the other applicable Transaction Documents to which it is a party and that no Petrobras Default, Accumulation Event or Termination Event has occurred during such period or if one or more have actually occurred, specifying all such events and what actions have been taken and will be taken with respect thereto.

          In addition, Petrobras will deliver to the Trustee and the Enhancers copies of all reports and other information filed with or submitted to the SEC under the Exchange Act.

          (n) Further Actions. Petrobras will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, take any action, satisfy any condition or do anything (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, in the reasonable opinion of the Trustee, in accordance with applicable laws and/or regulations (as applicable), to be taken, fulfilled or done in order to (i) enable Petrobras to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and each other Transaction Document to which it is a party, (ii) ensure that Petrobras' obligations under this Agreement and each other Transaction Document to which it is a party are legally binding and enforceable, (iii) make this Agreement and the other Transaction Documents admissible in evidence in the courts of the State of New York, the Cayman Islands or Brazil, (iv) enable the Trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of this Agreement and the other Transaction Documents to which it is a party and (v) take any and all action necessary to preserve the enforceability of, and maintain the Trustee's rights under the Transaction Documents, including, without limitation, refraining from taking any action that reasonably can be expected to have a Material Adverse Effect; provided, however, that Petrobras shall be under no obligation to seek prior registration with the Central Bank of the payment obligations contained in the Transaction Documents which are not covered by the ROF, and provided, further, that approval for such payment obligation with the Central Bank shall only be required once enforcement thereof is sought by the Trustee.

          (o) Contribution to Equity. On or prior to the Closing Date, Petrobras Finance shall have received an equity contribution the proceeds of which will be applied toward payment of the Prepayment Amount under the Prepayment Agreement.

          (p) Certain Transactions. Petrobras will not enter into any transaction similar to the transactions contemplated by the Transaction Documents if such transaction involves the sale of Heavy Fuel Oil or the sale of receivables or rights to future receivables generated by the Sale of Heavy Fuel Oil (other than Heavy Fuel Oil required to be exported under the Prepayment Agreement and this Agreement).

          (q) Sale of Eligible Products. All Eligible Products exported to Petrobras Finance under the terms of the Prepayment Agreement and this Agreement shall be sold

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

                                      -25-

     to Petrobras Finance free and clear of any Lien or any interest of any other Person whatsoever.

          (r) Available Information. At any time that Petrobras is not subject to the reporting requirements of the Exchange Act nor exempt from such reporting requirement pursuant to Rule 12g3-2(b), Petrobras will furnish to any Senior Certificate Holder, or any prospective purchaser designated by such Senior Certificate Holder, financial or other information applicable to it described in paragraph (d)(4) of Rule 144A of the Securities Act with respect to Petrobras Finance and Petrobras to the extent required in order to permit such Senior Certificate Holders to comply with Rule 144A of the Securities Act with respect to any resale of its Senior Trust Certificates.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

     6.01 Negative Covenants of Petrobras. For so long as this Agreement shall remain in effect, Petrobras covenants, and shall cause its subsidiaries (including Petrobras Finance and the U.S. Seller) to comply with such covenants, as follows:

          (a) Limitation on Consolidation, Merger, Sale or Conveyance. Petrobras will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any Person or entity unless:

               (i) either Petrobras is the continuing entity or the Person formed by such consolidation or into which Petrobras is merged or that acquired or leased such property or assets of Petrobras (the "Successor Company") will be a corporation organized and validly existing under the laws of Brazil and shall assume (jointly and severally with Petrobras unless Petrobras shall have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to this Agreement and the other Transaction Documents to which it is a party, all of Petrobras' obligations under this Agreement and the other Transaction Documents to which it is a party;

               (ii) the Successor Company (jointly and severally with Petrobras unless Petrobras shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each Senior Certificate Holder against any Tax thereafter imposed on such Senior Certificate Holder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, and interest on, the Senior Trust Certificates;

               (iii) immediately after giving effect to the transaction, no Petrobras Default or Specified Event (as defined under the Trust Deed) has occurred and is continuing;

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                                      -26-

               (iv) Petrobras shall have provided to the Trustee a certificate of an Authorized Officer of Petrobras and an opinion of counsel, each stating that such merger, consolidation, sale, transfer or other conveyance or disposition and the amendment to this Agreement and the other Transaction Documents comply with the terms of this Agreement and the other Transaction Documents and applicable law, and that all conditions precedent provided for in this Agreement and the other Transaction Documents relating to such transaction have been met; and

               (v) Petrobras shall have delivered notice of such transaction to the Rating Agencies and each Enhancer, which notice shall contain a description of such transaction.

          (b) Negative Pledge. (i) Petrobras will not create or permit any Lien, other than a Petrobras Permitted Lien, on any of its assets to secure
     (A) any of its indebtedness or (B) the indebtedness of any other Person, unless Petrobras contemporaneously creates or permits the Lien to secure equally and ratably its obligations under this Agreement and the other Transaction Documents to which it is a party or Petrobras provides other security for its obligations under this Agreement and the other Transaction Documents to which it is a party as is duly approved by a resolution of the Senior Certificate Holders in accordance with the Trust Deed.

               (ii) Petrobras will not allow any of its subsidiaries to create or permit any Lien, other than a Petrobras Permitted Lien, on any of such subsidiary's assets to secure (A) any of Petrobras' indebtedness,
          (B) any of its own indebtedness or (C) the indebtedness of any other Person, unless Petrobras contemporaneously creates or permits the Lien to secure equally and ratably Petrobras' obligations under this Agreement and the other Transaction Documents to which it is a party or Petrobras provides such other security for its obligations under this Agreement and the other Transaction Documents to which it is a party as is duly approved by a resolution of the Senior Certificate Holders in accordance with the Trust Deed.

          (c) Transactions with Affiliates. Petrobras shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any Affiliate (other than as contemplated by the Transaction Documents), except for any transaction or arrangement entered into or carried out on terms no less favorable to Petrobras or such subsidiary than those which could have been obtained in a comparable transaction on an arm's-length basis with a Person that is not an Affiliate.

          Whenever any of the covenants contained in Article V or Article VI of this Agreement require Petrobras to cause, or not to permit, any of its subsidiaries to take an action, such covenant shall be limited to companies or corporations more than half the issued voting share capital of which is owned, directly or indirectly, by Petrobras.

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

                                      -27-

                                   ARTICLE VII

                                   TERMINATION

     7.01 Termination.

     (a) Prior to expiry of the term, this Agreement shall become subject to termination at such time as the Prepayment Agreement becomes subject to termination pursuant to Section 4.02(a) of the Prepayment Agreement.

     (b) The right of Petrobras Finance to the payment of the Termination Payment under the Prepayment Agreement shall not be exclusive of any other right, power or remedy referred to herein or now or hereinafter available to Petrobras Finance and the Trustee at law, in equity, by statute or otherwise. Notwithstanding anything herein to the contrary, this Agreement shall remain in full force and effect until the payment in full by Petrobras of the Termination Payment. Upon the payment in full of the Termination Payment, and the payment in full of the principal of and interest on the Senior Trust Certificates and all other amounts payable as provided in Section 9.11(d) of the Trust Deed, this Agreement shall terminate.

     (c) Petrobras shall have no right to unilaterally terminate this Agreement.

                                  ARTICLE VIII

                                 NON-PERFORMANCE

     8.01 No Excuse for Nonperformance. Subject to the other provisions of this Agreement, none of the obligations of Petrobras under this Agreement (including the obligation of Petrobras to deliver the Eligible Products) may be suspended for any reason (including without limitation, as a result of an event of force majeure or of non-payment by Petrobras Finance).

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Reimbursement. Petrobras agrees to reimburse Petrobras Finance and the Trustee, as the case may be, on demand for all reasonable and documented costs and expenses incurred by Petrobras Finance in connection with the enforcement of its rights under this Agreement and by the Trustee in connection with the enforcement of its rights and benefits under this Agreement as a third party beneficiary under this Agreement.

     9.02 Rights Confined to Parties; Third Party Beneficiaries.

     (a) Except as set forth in sub-section (b) below, nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement, and the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto.

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                                      -28-

     (b) The Trustee, on behalf of the Certificate Holders and the Enhancers, is expressly hereby a third party beneficiary with respect to all obligations of Petrobras and Petrobras Finance under this Agreement and the Prepayment Agreement and shall be entitled to enforce the same.

     9.03 Amendment or Waiver: Remedies Cumulative.

     (a) No provision of this Agreement may be amended or waived without the written consent of each of the parties hereto.

     (b) No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under any other document delivered in connection herewith or therewith and no course of dealing between Petrobras and Petrobras Finance shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other document delivered in connection herewith preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder or thereunder. The rights, powers and remedies herein and in any of the other documents delivered in connection herewith are cumulative and not exclusive of any rights, powers or remedies which any party hereto would otherwise have. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of such party to any other or further action in any circumstances without notice or demand.

     9.04 Binding Upon Assigns. The provisions of this Agreement (including any amendments, modifications and waivers hereof properly adopted) shall be binding upon and shall inure to the benefit of the parties hereto and any third party beneficiaries, and each of their respective successors and assigns. Neither party hereto shall be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior consent of the other party hereto and the Trustee.

     9.05 Waiver of Immunity; Submission to Jurisdiction; Agent.

     (a) This Agreement, and any actions taken hereunder, constitute commercial acts by the parties. Each party hereto hereby irrevocably and unconditionally and to the fullest extent permitted by the laws of any jurisdiction waives and agrees not to plead or claim any right to immunity from jurisdiction, set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise for itself or any of its property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any other Transaction Document, in each case for the benefit of any third party beneficiary hereunder and their respective successors and assigns, it being intended that the foregoing waiver and agreement shall be effective, irrevocable and not subject to withdrawal in any and all jurisdictions.

     (b) The parties hereto irrevocably agree that any legal action, suit or proceeding brought by or against either of them with respect to any matter under or arising out of or in any way connected with this Agreement or any document delivered pursuant to this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may

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

                                      -29-

be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto) and if such courts cannot or will not hear such action, suit or proceeding, then in the courts of the County and State of New York (and the courts of appeal thereto), and by execution and delivery of this Agreement, the parties hereto hereby irrevocably accept and submit to the non-exclusive jurisdiction of the aforesaid courts in person, generally and unconditionally, with respect to any such action, suit or proceeding for themselves and in respect of any of their property, assets and revenues. In addition, the parties hereto hereby irrevocably and unconditionally waive (i) all rights to a trial by jury and (ii) to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement, brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waive and agree, to the fullest extent permitted by law, not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) Petrobras Finance hereby irrevocably designates, appoints and empowers the New York office of Petrobras located at 570 Lexington Avenue, New York, New York 10022-6837, and its successors as its process agent and Petrobras hereby irrevocably designates, appoints and empowers its New York office located at 570 Lexington Avenue, 43/rd/ Floor, New York, New York 10022-6837, and its successors as its process agent (each, a "Process Agent"), to receive, accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding in the courts of the County and State of New York (and the court of appeal thereto) or of the United States of America for the Southern District of New York (and the courts of appeal thereto), which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Each of Petrobras and Petrobras Finance agrees to take any and all action necessary to continue such designation in full force and effect; and should such Process Agent become unavailable for this purpose for any reason, each of Petrobras and Petrobras Finance shall forthwith irrevocably designate a new Process Agent with an office in New York, New York, which shall agree to act as such, with the powers and for the purposes specified in this subsection. Each of Petrobras and Petrobras Finance further irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in
Section 9.06(b) or to any other address of which it shall have given notice pursuant to Section 9.06 or to its then Process Agent.

     9.06  Notices.

     (a) Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall become effective when received. Any written notice shall either be mailed, certified or registered mail, return receipt requested with proper postage for airmail prepaid, or by overnight delivery service (providing for delivery receipts) or delivered by hand or sent in the form of a tested telex or confirmed facsimile.

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                                      -30-

     (b) All notices, requests, demands or other communications under this Agreement shall be addressed as follows or as any of the parties to this Agreement shall have specified to all other parties in writing:

     To Petrobras Finance:
     Petrobras Finance Ltd.
     Attn:    Lair Oliveira
              Director
              Room 302 L
     Avenida Republica do Chile, 65
     20035 - 900
     Rio de Janeiro - RJ, Brazil
     Telephone:  011 55 21 2534 1450
                 011 55 21 2534 4258

               with a copy to:

     To Petrobras:
     Petroleo Brasileiro S.A. - Petrobras
     Attn:    Lair Oliveira
              Manager - Long Term Finance
              Room 302 L
     Avenida Republica do Chile, 65
     20035 - 900
     Rio de Janeiro - RJ, Brazil
     Telephone:  011 55 21 2534 1450
                 011 55 21 2534 4258

     To the Trustee:
     U.S. Bank National Association, Cayman Islands Branch
     c/o IBJ Whitehall Bank and Trust Company
     P.O. Box 1040 GT
     Grand Cayman, Cayman Islands
     Telephone:  (345) 949-2849
     Facsimile:  (345) 949-5409

               with a copy to:

     U.S. Bank Trust National Association
     100 Wall Street, Suite 1600
     New York, New York  10005
     Telephone:  (212) 361-2501
     Facsimile:  (212) 809-5459

                             Master Export Contract

     To the Servicer:
     Petrobras International Finance Company
     As Servicer to Petrobras Finance
     Attn:  Mariangela Monteiro Tizatto
            Deputy General Manager - Accounting
            Room 301 M
     Avenida Republica do Chile, 65
     20035 - 900
     Rio de Janeiro - RJ, Brazil
     Telephone:  011 55 21 2534 1450
                 011 55 21 2534 4258

     9.07 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.08 Governing Law. THE PROVISIONS OF THIS AGREEMENT, AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

     9.09 Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by a certified English translation.

     9.10  Judgment Currency.

     (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the party in question could purchase Dollars with such other currency in New York City at 11:00 A.M. New York City time on the Business Day preceding that on which final judgment is made.

     (b) The obligation of either party in respect of any sum due from it to the other shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the recipient of any sum adjudged to be so due in such other currency may in accordance with normal banking procedures purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the recipient in Dollars, the parties agree, as a separate obligation and notwithstanding any such payment or judgment, to indemnify the recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the recipient in Dollars, the recipient agrees to remit to the other such excess.

                             Master Export Contract

     9.11 Counterparts. This Agreement may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     9.12 Survival of Representations and Warranties. Notwithstanding anything to the contrary herein, all obligations of Petrobras set forth in Sections 2.03, 2.07, 9.01 and 9.13 and all representations and warranties provided by Petrobras in Article IV hereof shall (in the form given on the date of this Agreement) survive the termination of this Agreement.

     9.13 Payments. Any payment to be made to Petrobras Finance by Petrobras hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off, counterclaims or condition whatsoever including, without limitation, by reason of any Taxes, to the Purchased Receivables Account.

     9.14 No Petition. Petrobras shall not be entitled to take any step for the winding-up of, or initiate proceedings against, Petrobras Finance under any applicable bankruptcy, reorganization or insolvency laws or laws with similar effect.

     9.15 Limited Recourse. Petrobras hereby agrees that its only recourse for the payment of any obligations owing to it by Petrobras Finance hereunder or in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including but not limited to payments in respect of any liability arising out of breaches of representations, warranties and covenants given by Petrobras Finance, shall in all events be limited to Receivables and any other monies and assets which are available to Petrobras Finance and which are available for payment of such amounts pursuant to the Trust Deed. Petrobras further agrees that it shall not otherwise take or pursue any judicial proceedings or other actions, or join with any Person in taking or pursuing any such proceedings or actions, against Petrobras Finance or its assets, or exercise any other right or remedy that it might otherwise have against Petrobras Finance or its assets, other than in respect of Receivables, for payment of any obligations referred to in the immediately preceding sentence and that Petrobras Finance shall not otherwise be liable for such obligations and any claim therefor shall be extinguished.

                             Master Export Contract

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above wriItten.

                                       PETROLEO BRASILEIRO S.A. - PETROBRAS


                                       By:______________________________________
                                          Name:
                                          Title:


                                       By:______________________________________
                                          Name:
                                          Title:


                                       PETROBRAS FINANCE LTD.


                                       By:______________________________________
                                          Name:
                                          Title:


                             Master Export Contract

WITNESSES


1.   By:_______________________________
        Name:


2.   By:_______________________________
        Name:

                             Master Export Contract

                                                                         ANNEX A
                                                     to Master ] Export Contract

                            Definition of Bunker Fuel

     "Bunker Fuel" means marine fuels that are burned in the boilers or engines of ships. Bunker Fuel is generally of two types:

     1. Intermediate Fuel Oil (IFO) or Marine Fuel (MF) - IFO or MF is a blended oil with a viscosity between heavy fuel oil and cutter stock (middle distillates) that is formulated to achieve a specific viscosity. IFOs are used in ships' main engines and occasionally in auxiliary engines. The two most common types of IFO are 380 cSt and 180 cSt.

     2. Marine Diesel Fuel (MDO) or Marine Gas Oil (MGO) - MDO or MGO is a light distillate fuel frequently used in auxiliary engines and in the main engines of military vessels.

     For the purpose of all Transaction Documents, an "export" of Bunker Fuel shall include any sale of Bunker Fuel in Brazil to ships owned by non-Brazilian companies.

                       Annex A to Master Export Contract

                                                                         ANNEX B
                                                     to Master ] Export Contract

                             Definition of Fuel Oil

     "Fuel Oil" means fuel oil that originates from residual fractions of distillation units at the refinery and from other processes such as deasphalting.

                       Annex B to Master Export Contract